GLOBAL REAL ESTATE INVESTMENTS FUND

AMENDMENT NUMBER ONE DATED MARCH 24, 2011 TO

AGREEMENT AND DECLARATION OF TRUST DATED JUNE 16, 2009

2.1           Number and Qualification.  Prior to a public offering of Shares, there may be a sole Trustee.  Thereafter, the number of Trustees shall be such number, not less than three nor more than fifteen, as shall be set forth in a written instrument signed or adopted by a majority of the Trustees then in office.  No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term.  An individual nominated as a Trustee shall be at least 21 years of age and shall not be under a legal disability.  Trustees need not own Shares and may succeed themselves in office.

2.2           Term and Election.  The Board of Trustees shall be divided into three classes.  Within the limits specified in Section 2.1, the number of the Trustees in each class shall be determined by resolution of the Board of Trustees.  The initial term of office of the first class shall expire on the date of the first annual meeting of Shareholders or special meeting in lieu thereof.  The initial term of office of the second class shall expire on the date of the second annual meeting of Shareholders or special meeting in lieu thereof.  The initial term of office of the third class shall expire on the date of the third annual meeting of Shareholders or special meeting in lieu thereof.  Upon expiration of the initial term of office of each class as set forth above and the expiration of each subsequent term of office of such class, the number of Trustees in such class, as determined by the Board of Trustees, shall be elected for a term expiring on the date of the third annual meeting of Shareholders or special meeting in lieu thereof following such expiration to succeed the Trustees whose terms of office expire.  The Trustees shall be elected at an annual meeting of the Shareholders or special meeting in lieu thereof called for that purpose, except as provided in Section 2.4 of this Article, and each Trustee elected shall hold office until his or her successor shall have been elected and shall have qualified, except as provided in Section 2.3. Each Trustee named herein, or elected or appointed prior to the first meeting of the Shareholders, shall (except in the event of resignations, removals or vacancies pursuant to Sections 2.3 or 2.4 hereof) hold office until his or her successor has been elected at such meeting and has qualified to serve as Trustee, as required under the 1940 Act.  Thereafter, each Trustee shall hold office during the lifetime of this Trust and until its termination as hereinafter provided unless such Trustee resigns or is removed as provided in Section 2.3 below.